EXHIBIT 10.2
AMENDED AND RESTATED
ENGAGEMENT AGREEMENT

AGREEMENT effective as of the 1st day of January, 2009 between Capital Gold Corporation, a Delaware Corporation having an office at 76 Beaver Street, 14th Floor, New York, NY 10005 (hereinafter referred to as the “Company”), and Christopher M. Chipman (hereinafter referred to as “Chipman”).

This agreement (the “Agreement”) amends and restates the Second Amended Engagement Agreement by and between the Company and Chipman originally effective on May 1, 2007.

IN CONSIDERATION OF the premises and mutual covenants and conditions herein contained, the Company and Chipman hereby agree as follows:

1.    Engagement.  The Company agrees to engage Chipman, and Chipman agrees to serve the Company as the Chief Financial Officer for the Company upon the terms and conditions hereafter set forth.  The duties of Chipman shall be consistent with his position as Chief Financial Officer, and shall be those duties customarily performed by an executive of his experience. Chipman shall report to the President of the Company.  During the term of engagement, Chipman shall not directly or indirectly pursue any other business activity without the prior written consent of the President, with the exception of activity that does not materially interfere with his duties hereunder, given his time commitment set forth in Section 5, and passive personal investments not in breach of any other term or provision hereof. Chipman agrees to travel to whatever extent is reasonably necessary in the conduct of the Company’s business, at the Company’s expense and pursuant to the Company’s standard policies and procedures.

2.    Term.  This Agreement becomes effective as of January 1, 2009 and shall expire on December 31, 2011 (the Engagement Period”).  Subject to the provisions of Section 7 herein, the Engagement Period shall automatically renew for successive one-year periods unless either party provides the other party with written notice of its intent not to renew at least thirty (30) days prior to the expiration of the then current Engagement Period.

3.    Compensation And Other Benefits.

(a)           Base Fee.  For his services to the Company during the Engagement Period, the Company shall pay Chipman a fee at the annual rate of not less than Two Hundred One Thousand, Two Hundred and Fifty ($201,250) Dollars (the “Annual Fee”) payable in equal monthly installments.

(b)           Bonus.  Chipman shall be eligible for any annual incentive bonus opportunity offered by the Company to executive officers of the Company at Chipman’s level.  In the event of any conflict between this Agreement and any incentive bonus plan adopted by the Company for its officers and employees, this Agreement shall control.  The amount of this bonus, as well as the criteria necessary to earn a bonus, may be changed at any time by the Company and shall be within the sole discretion of the Company.  All bonuses paid pursuant to this Agreement will be subject to applicable withholdings and deductions, if applicable, and will be paid no earlier than fifteen (15) days and no later than ninety (90) days after the Company’s fiscal year end for which the bonus is earned (but in no event later than the March 15 of the calendar year after the calendar year in which the bonus is earned).  If Chipman’s engagement terminates, voluntarily or by the Company for Cause, prior to the last day of the fiscal year for which the bonus applies, Chipman acknowledges that he is not entitled to any bonus not yet paid at the time of the termination because any such unpaid bonus will not be earned, vested, due, or owing.  Chipman hereby expressly forfeits and waives any such unpaid bonus.   In the event that Chipman’s engagement terminates without cause pursuant to Section 7(b) or by Chipman for breach pursuant to Section 7(e) prior to the last day of the fiscal year for which the bonus applies, Chipman will be entitled to a bonus pro rated for the period from the beginning of that fiscal year to the date of termination and payable no later than 60 days following Chipman’s termination.

(c)           As an independent contractor, Chipman will not participate in the Company’s Group Medical program or 401K pension program.

4.    Independent Contractor.  Nothing herein shall be construed to create an employer-employee relationship between the Company and Chipman. Chipman is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 3 shall be the sole consideration due Chipman for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Chipman hereunder.

5.    Services.  Chipman agrees to serve the Company faithfully and to the best of his ability, and to devote eighty-five percent (85%) of his business time, labor, skill, attention and best ability to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company.  Chipman agrees to spend a minimum of two days per month in the New York offices of the Company.  All services required to be rendered by Chipman may be rendered for the benefit of any of the Company’s affiliates or subsidiaries, but no liability shall attach to such affiliate or subsidiary for the payment of any compensation hereunder.

6.    Expenses.  During the period of his engagement, Chipman will be reimbursed for his reasonable and necessary documented expenses incurred by him pursuant to his engagement hereunder, as they are incurred.

7.    Termination.

(a)           Termination for Cause.  The Company may discharge Chipman for: (i) failure or refusal to perform the services required hereunder; (ii) a material breach by Chipman of any of the terms of this Agreement; or (iii) Chipman’s conviction of a crime that either results in imprisonment or involves embezzlement, dishonesty, or activities injurious to the Company or its reputation.  Whether Cause exists under this Agreement shall be determined by the Company in its reasonable discretion.

(b)           Without Cause.  This Agreement may be terminated by the Company without Cause at any time, such termination to be effective thirty (30) days after Chipman’s receipt of written notice from the Company.

(c)           Death or Disability.  This Agreement shall terminate upon the death or disability of Chipman.  For purposes of this subsection (c), “disability” shall mean the inability of Chipman effectively to substantially provide the services hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(d)           Resignation.  Chipman shall have the right to terminate this Agreement upon not less than sixty (60) days prior written notice of termination.

(e)           Material Breach.  This Agreement may be terminated by Chipman for a material breach by the Company of any of the terms of this Agreement, upon thirty (30) days’ written notice specifying the breach, and failure of the Company to either (i) cure or diligently commence to cure the breach within the 30-day notice period, or (ii) dispute in good faith the existence of the material breach.

(f)           Change of Control.  The Agreement can be terminated Upon a Change of Control as defined in the Agreement Regarding Change In Control (“Change In Control Agreement”) entered into by and between the Company and Chipman effective as of January 1, 2009 and attached hereto as Exhibit A.

(g)           Section 409A.

(i)           Anything in this Agreement to the contrary notwithstanding, if on the date of termination of Chipman’s engagement with Company,

(A)           Chipman would not have a separation from service within the meaning of Section 409A(a)(2)(A)(i) (“Separation From Service”) of the Internal Revenue Code of 1986, as amended (the “Code”), and as a result of such termination of engagement would receive any payment that, absent the application of this Section 7(g)(i)(A), would be subject to additional tax imposed pursuant to Section 409A(a) of the Code, then such payment shall instead be payable on the date that is the earliest of (1) Chipman’s Separation From Service, (2) the date Chipman becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code), (3) Chipman’s death, or (4) such other date as will not result in such payment being subject to such additional tax; and if

(B)           Chipman is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six months after Chipman’s Separation From Service that, absent the application of this Section 7(g)(i)(B), would be subject to additional tax imposed pursuant to Section 409A(a) of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (1) six months after Chipman’s Separation From Service, (2) Chipman’s death, or (3) such other date as will not result in such payment being subject to such additional tax.

(ii)           It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Chipman the economic benefits described herein in a manner that does not result in such tax being imposed.

(iii)           In the event that a payment or benefit payable under this Agreement is subject to the additional tax imposed by Section 409A of the Code, and Chipman has not been uncooperative in any attempts of the Company to amend this Agreement to avoid such additional tax, Company shall (at Chipman’s option) pay directly, or reimburse Chipman for such additional tax and any interest and penalty related thereto (the “409A Amounts”) within 10 days of Chipman’s submission to Company of the taxing authority’s determination of amounts due (which determination must be submitted by Chipman to Company within 30 days of receipt by Chipman), and in the case of Chipman’s payment, evidence of such payment.  At the same time as Company’s payment or reimbursement, Company shall pay Chipman a gross-up amount to cover income, excise, and other applicable taxes on the 409A Amounts and on the gross-up amount (before this further gross-up).  For purposes of calculating the gross-up amounts for taxes, Chipman shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal, and foreign tax laws for which the payment is made.

8.    Effect of Termination.

(a)           In the event that this Agreement is terminated for "cause" pursuant to subsection 7(a),  the Company shall pay Chipman, at the time of such termination, only the fees and any reasonable and necessary business expenses incurred by him in connection with his services (less any applicable withholdings and deductions), all due and payable to him through the date of the termination of this Agreement.

(b)           In the event that this Agreement is terminated without cause pursuant to subsection 7(b), subject to Section 7(g)(i) of the Agreement, the Company shall pay Chipman a cash termination payment equal to the greater of Chipman’s Annual Fee in effect upon the date of termination or the balance of Annual Fees remaining in the then current term of the Agreement, payable in equal monthly installments beginning in the month following Chipman’s termination. Such termination payments shall cease immediately in the event that Chipman violates any provision of Sections 9 and/or 10 herein.   In addition, the Company shall pay Chipman any reasonable and necessary business expenses incurred by Chipman in connection with his duties, all to the date of termination and payable in a lump sum, less any applicable holdings and deductions, as soon as administratively practicable (but in no event later than 60 days) following Chipman’s termination.

(c)           In the event this Agreement is terminated at his election pursuant to subsection 7(d) or due to Chipman’s death or disability pursuant to subsection 7(c), the Company shall pay to Chipman, the same amount as provided for in subsection 8(a) above, in the same manner as provided for therein.

(d)            In the event this Agreement is terminated for material breach by Chipman pursuant to subsection 7(e), the Company shall pay to Chipman termination payments in an amount equal to cash termination payments calculated pursuant to Section 8(b).  Subject to Section 7(g)(i) of the Agreement, such termination payments shall be paid in equal monthly installments to Chipman beginning in the month following Chipman’s termination.  Such termination payments shall be paid so long as Chipman is not in breach of any term of this Agreement, including, without limitation, Sections 9 and 10 hereof.  In addition, the Company shall pay to Chipman all accrued fees and any reasonable and necessary business expenses incurred by Chipman in connection with his duties, all to the date of termination and payable in a lump sum, less applicable holdings and deductions, as soon as administratively practicable (but in no event later than 60 days) following Chipman’s termination.

(e)           In the event of a Termination Upon a Change of Control as defined in the Change In Control Agreement, the Company’s obligation to Chipman shall be as set forth in the Change In Control Agreement.

9.    Confidentiality.

(a)  The term “Confidential Information” shall include, but not be limited to, the whole or any portion or phase of (i) any confidential, or proprietary or trade secret, technical, business, marketing or financial information, whether pertaining to (1) the Company or its Affiliates, (2) its or their suppliers, or (3) any third party which the Company or its Affiliates is under an obligation to keep confidential including, but not limited to, methods, know-how, techniques, systems, processes, software programs, works of authorship, supplier lists, projects, plans, and proposals, and (ii) any software programs and programming prepared for the Company’s benefit whether or not developed, in whole or in part by Chipman.  For purposes of this Agreement, “Confidential Information” shall include, but shall not be limited to, strategies, analysis, concepts, ideas, or plans; operating techniques; demographic and trade area information; prospective site locations know-how; improvements; discoveries, developments; designs, techniques, procedures; methods; machinery, devices; drawings; specifications; forecasts; new products; research data, reports, or records; marketing or business development plans, strategies, analysis, concepts or ideas; contracts; general financial information about or proprietary to the Company, including, but not limited to, unpublished financial statements, budgets, projections, licenses, and costs; pricing; personnel information; and any and all other trade secrets, trade dress, or proprietary information, and all concepts or ideas in or reasonably related to the Company’s business.  All such Confidential Information is extremely valuable and is intended to be kept secret to the Company; is the sole and exclusive property of the Company or its Affiliates; and, is subject to the restrictive covenants set forth herein. The term Confidential Information shall not include any information generally available to the public or publicly disclosed by the Company (other than by the act or omission of Chipman), information disclosed to Chipman by a third party under no duty of confidentiality to the Company or its Affiliates, or information required by law or court order to be disclosed by Chipman.

(b)  Chipman shall not, without the Company’s prior written approval, use, disclose, or reveal to any person or entity any of the Company’s Confidential Information, except as required in the ordinary course of performing duties hereunder.  Chipman shall not use or attempt to use any Confidential Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to the Company or any of its Affiliates.

(c)  In the event that Chipman’s engagement with the Company is terminated for any reason whatsoever, he shall return to the Company, promptly upon the Company’s written request therefore, any documents, photographs, tapes, discs, memory devices, and other property containing Confidential Information which were received by him during his engagement, without retaining copies thereof.

10.    Non-Competition; Non-Solicitation; Anti-Raiding; Non-Disparagement.  Without the prior written approval of the Chief Executive Officer or the President of the Company, Chipman shall not, directly or indirectly, during his engagement and until the end of one hundred eighty (180) days after termination of engagement (however such termination occurs, including, without limitation, termination pursuant to Section 7(a), 7(b), 7(c), 7(d) or 7(e)):

(a)  Engage in a “Competing Business’’ in the “Territory”, as those terms are defined below, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Chipman holds any beneficial interest in a Competing Business, derives any income from any interest in a Competing Business, or provides any service or assistance to a Competing Business. “Competing Business” shall mean any business that mines or produces minerals which is competitive with the business of the Company or any of its Affiliates (defined below), as conducted or under development at any time during the term of engagement.  “Affiliates” shall mean any entity controlled by or under common control with the Company or any joint venture, partnership or other similar entity to which the Company is a party.  “Territory” shall mean anywhere in the state of Sonora, Mexico.  The provisions of this Section 10 will not restrict Chipman from owning less than five percent of the outstanding stock of a publicly-traded corporation engaged in a Competing Business;

(b)  Acquire, lease or otherwise obtain or control any beneficial, direct or indirect interest in mineral rights, or other rights or lands necessary to develop, any mineral property in which the Company or any of its Affiliates at the time of termination as a beneficial interest or is actively seeking to acquire, or that is within a distance of five (5) kilometers from any point on the outer perimeter of any such property in which the Company or any of its affiliates has a beneficial interest or that it is seeking to acquire;

(c)  Conduct any exploration or production activities or otherwise work on or in respect of any mineral property within a distance of five (5) kilometers from any point on the outer perimeter of any mineral property in which the Company or any of its affiliates then has a beneficial interest or is actively seeking to acquire;

(d)  (i) Contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person’s or entity’s attempt to compete with the Company or any of its Affiliates,

in any business carried on by the Company or any of its Affiliates during the period in which Chipman was a consultant of the Company, any suppliers, independent contractors, vendors, or other business associates of the Company or any of its Affiliates that were existing or identified prospective suppliers, independent contractors, vendors, or business associates during such period, or (ii) otherwise interfere in any way in the relationships between the Company or any of its Affiliates and their suppliers, independent contractors, vendors, and business associates;

(e)  (i) Solicit, offer engagement to, otherwise attempt to hire, or assist in the hiring of any employee or officer of the Company or any of its Affiliates; (ii) encourage, induce, assist or assist others in inducing any such person to terminate his or her engagement with the Company or any of its Affiliates; or (iii) in any way interfere with the relationship between the Company or any of its Affiliates and their employees; or

(f)  Make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the Company or any of its Affiliates or otherwise interfere with the business of the Company or any of its Affiliates.

11.           Acknowledgments.  Chipman acknowledges that the covenants contained in Sections 9 and 10, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of the Company.  Chipman acknowledges that the covenants contained in Sections 9 and 10 are designed, intended, and necessary to protect, and are reasonably related to the protection of, the Company’s trade secrets, to which he will be exposed and with which he will be entrusted.  Specifically, without limitation, Chipman is entrusted with trade secrets regarding:  the strategic planning initiatives; business development plans; budgets; financial information; management training; future business plans; and operational strategies and procedures.  Chipman understands that any breach of Sections 9 or 10 will also constitute a misappropriation of the Company’s proprietary rights, and may constitute a theft of the Company’s trade secrets under applicable local, state, and federal statutes, and will result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Chipman by the Company, and possibly others.

12.    Forfeiture of Termination Payments.  If Chipman breaches Sections 9 or 10 of this Agreement during the term that termination payments are made pursuant to Sections 8(b), 8(c) or 8(d) of this Agreement, Chipman shall pay back to the Company all termination payments received to date.  Nothing contained in this Section 12 shall be construed as prohibiting the Company from pursuing any other remedies available to it in the event of the breach of Sections 9 or 10, including the equitable remedies set forth in Section 15.

13.    Forfeiture of Profits Related to Option Exercises.  If Chipman breaches Section 9 or 10 of this Agreement, the Company shall have the right to repurchase any or all shares of common stock of the Company purchased by Chipman upon the exercise of options within the twelve (12)-month period immediately preceding the breach at the exercise price of the option (the “Repurchase Amount”), or if Chipman no longer holds such shares of common stock purchased on exercise of options, Chipman shall pay to the Company an amount  (the “Profit Amount”) equal to the gross profits that Chipman received or to be received on the sale of such shares calculated as the aggregate sale price of such shares of common stock less the exercise price.  The Company may exercise this right within 90 days of its discovery of a breach, by a written notice (“Forfeiture Notice”) to Executive and, as the case may be: (i) if Executive has the shares, Executive shall immediately deliver them to the Company and, thereafter, the Company shall pay the Repurchase Amount to Executive within thirty (30) days by certified or bank check or by wired funds; and (ii) If Executive no longer has the shares, Executive shall pay the Profit Amount to the Company within thirty (30) days of the date of the Forfeiture Notice.  If the Executive has transferred such shares in a transaction which is not a sale (including, for example, a gift to a family member or entity), the Profit Amount payable by Executive to the Company shall be an amount equal to the difference between the value of such shares on the date of the Forfeiture Notice and the exercise price. Nothing contained in this Section 13 shall be construed as prohibiting the Company from pursuing any other remedies available to it in the event of the breach of Sections 9 or 10, including the equitable remedies set forth in Section 15.

14.    Non-Exclusivity of Rights.  Amounts that are vested benefits or that Chipman is otherwise entitled to receive under any plan, policy or program of, or contract or agreement with the Company at or subsequent to termination of engagement (however such termination occurs, including, without limitation, termination pursuant to Section 7(a), 7(b), 7(c), 7(d) or 7(e)) shall be payable in accordance with such plan, policy or program of, or any contract or agreement except as explicitly modified by this Agreement.

15.    Equitable Remedies.  The services to be rendered by Chipman and the Confidential Information entrusted to Chipman as a result of his engagement by the Company are of a unique and special character, and any breach of Sections 9 or 10 will cause the Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify.  the Company will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of Sections 9 or 10.  Chipman acknowledges that injunctive relief may be granted immediately upon the commencement of any such action without notice to Chipman and in addition may recover monetary damages.  In the event a court requires posting of a bond, the parties agree to a maximum $5,000 bond.  Chipman further acknowledges that his duties under this Agreement shall survive termination of his engagement, whether the termination is voluntary or involuntary, rightful or wrongful, and shall continue until the Company consents in writing to the release of Chipman’s obligations under this Agreement.  The parties further agree that the provisions of Sections 9 and 10 are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim made by Chipman against the Company.

16.    Attorney’s Fees.  In the event Chipman breaches, or threatens to breach, any provision of this Agreement, Chipman acknowledges that he shall be solely and fully responsible for all fees and costs, including without limitation, all attorney’s fees and costs, incurred by the Company in enforcing this Agreement if the Company is the prevailing party in any litigation.

17.    Entire Agreement; Amendments. This Agreement (including all exhibits and the Change In Control Agreement) constitute the entire understanding between the parties with respect to the subject matter herein and therein, and they supersede any prior or contemporaneous understandings or agreements.  This Agreement may be amended, supplemented, or terminated only by a written instrument duly executed by each of the parties.

18.    Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. References to Sections are to Sections of this Agreement.

19.    Gender; Number.  Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

20.    Severability. The covenants in this Agreement shall be construed as independent of one another, and as obligations distinct from one another and any other contract between Chipman and the Company. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provisions hereof. It is the intention of the parties that in the event any provision is held illegal, invalid, or unenforceable, that such provision be limited and construed so as to effect the intent of the parties to the fullest extent permitted by applicable law. Any claim by Chipman against the Company shall not constitute a defense to enforcement by the Company of this Agreement.

21.    Survival. The provisions of Sections 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 20, 21, 22, 23, 24, 25 and 26 shall survive the termination of this Agreement.

22.    Notices.  All notices, demands, waivers, consents, approvals, or other communications required hereunder shall be in writing and shall be deemed to have been given if delivered personally, if sent by facsimile with confirmation of receipt, if sent by certified or registered mail, postage prepaid, return receipt requested, or if sent by same day or overnight courier service to the following addresses:

(i)	If to the Company, to:
Capital Gold Corporation
76 Beaver Street, 14th Floor
New York, NY 10005
Tel. No.: (212) 344-5158
Fax No..: (212) 344-4537
Attention: President

(ii)	If to Chipman, to:
Christopher M. Chipman

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

23.    Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such party’s rights hereunder.

24.    Assignment. Other than as provided below, neither party may assign any rights or delegate any of obligations hereunder without the prior written consent of the other party, and such purported assignment or delegation shall be void; provided that the Company may assign the Agreement to any entity that purchases the stock or assets of, or merges with, the Company or any Affiliate.  This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the parties and does not confer any rights on any other persons or entities.

25.    Governing Law. This Agreement shall be construed and enforced in accordance with New York law except for any New York conflict-of-law principle that might require the application of the laws of another jurisdiction.

26.    Submission to Jurisdiction: Service: Waivers.  With respect to any claim arising out of this Agreement, each party hereto (a) irrevocably submits, for itself and its property, to the jurisdiction of the state court located in the City and County of New York, New York, the federal court located in New York, New York, and appellate courts therefrom, (b) agrees that the venue for any suit, action or proceeding arising out of or relating to this Agreement shall be exclusive to and limited to such courts, and (c) irrevocably waives any objection it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court that such court does not have jurisdiction over it. Each party irrevocably consents to the service of process in any suit, action or proceeding in any of the aforesaid courts by the mailing of copies of process to the other party or parties hereto, by certified or registered mail at the address specified in Section 22.

IN WITNESS WHEREOF, this Agreement has been signed by the parties heretoeffective as of the date first above written.

CAPITAL GOLD CORPORATION

By:  /s/ Gifford Dieterle

Gifford Dieterle, President

/s/ Christopher M. Chipman

Christopher M. Chipman

EXHIBIT A

AGREEMENT REGARDING
CHANGE IN CONTROL

THIS AGREEMENT (“Agreement”), is made and entered into as of the 1st  day of January, 2009 (the “Effective Date”) by and between Capital Gold Corporation (the “Company”) and Christopher M. Chipman (the “Executive”)

WITNESSETH THAT:

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous engagement of key management personnel, and the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, a change in control might occur and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their engagement without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company;

NOW, THEREFORE, to induce the Executive to remain engaged by the Company and in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED by and between the parties as follows:

1.           AGREEMENT TERM.  The initial “Agreement Term” shall begin on the Effective Date and shall continue through December 31, 2011.  As of December 31, 2011, and as of each December 31 thereafter, the Agreement Term shall extend automatically for a one year period unless the Company gives notice to the Executive prior to the date of such extension that the Agreement Term will not be extended.  Notwithstanding the foregoing, if a Change in Control (as defined in Section 7 below), occurs during the Agreement Term, the Agreement Term shall continue through and terminate on the first anniversary of the date on which the Change in Control occurs.

2.           ENTITLEMENT TO CHANGE IN CONTROL BENEFITS.  The Executive shall be entitled to the Change in Control Benefits described in Section 3 hereof if the Executive’s engagement by the Company is terminated during the Agreement Term but after a Change in Control (i) by the Company for any reason other than Permanent Disability or Cause, (ii) by the Executive for Good Reason or (iii) by the Executive for any reason during the 30-day period commencing on the first date which is six months after the date of the Change in Control.  For purposes of this Agreement:

(a)           A termination of the Executive’s engagement shall be treated as a termination by reason of “Permanent Disability” only if, due to a mental or physical disability, the Executive is absent from the performance of services for the Company for a period of at least twelve consecutive months and fails to return to the performance of services within 30 days after receipt of a written demand by the Company to do so.

(b)           The term “Cause” shall mean the willful engaging by the Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company.  For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.

(c)           The term “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s express written consent:

(i) a significant adverse change in the nature, scope or status of the Executive’s position, authorities or services from those in effect immediately prior to the Change in Control, including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, the Executive ceasing to be an executive officer of a public company;

(ii) the failure by the Company to pay the Executive any portion of the Executive’s current compensation, or to pay the Executive any portion of any installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due;

(iii) a reduction in the Executive’s annual base compensation (or a material change in the frequency of payment) as in effect immediately prior to the Change in Control as the same may be increased from time to time;

(iv)           the failure by the Company to award the Executive an annual bonus in any year which is at least equal to the annual bonus awarded to the Executive for the year immediately preceding the year of the Change in Control;

(v)           the failure by the Company to award the Executive equity-based incentive compensation (such as stock options, shares of restricted stock, or other equity-based compensation) on a periodic basis consistent with the Company’s practices with respect to timing, value and terms prior to the Change in Control;

(vi)           the failure of the Company to award the Executive incentive compensation of any nature based on attained milestones when such milestones are attained.

(vii)           the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement as contemplated by Section 14.

For purposes of any determination regarding the existence of Good Reason, any good faith determination by the Executive that Good Reason exists shall be conclusive.

3.            CHANGE IN CONTROL BENEFITS.  In the event of a termination of engagement entitling the Executive to benefits in accordance with Section 2, the Executive shall receive the following:

(a)           The Executive shall be entitled to a lump sum payment in cash no later than twenty (20) business days after the Executive’s date of termination equal to the sum of:

(i)           an amount equal to three times the Executive’s base salary in effect on the date of the Change in Control or, or if greater, as in effect immediately prior to the date of termination; plus

(ii)           an amount equal to three times the Executive’s bonus award for the year immediately preceding the year of the Change in Control.

The amount payable under this paragraph (d) shall be inclusive of the amounts, if any, to which the Executive would otherwise be entitled or by law and shall be in addition to (and not inclusive of) any amount payable under any written agreement(s) directly between the Executive and the Company or any of its subsidiaries.

(b)           All unvested Company options shall immediately become vested, and any exercise must occur no later than March 15 of the calendar year after the date of termination.

(c)           The Company shall provide the Executive with and, at the Executive’s option, directly pay for or reimburse the Executive for outplacement services and tax and financial counseling suitable to the Executive’s position, from providers selected by the Executive for services through the end of the second taxable year of Executive after the taxable year of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with the Company, or, if earlier, the date on which the Executive becomes employed by another employer.  In the event the Executive has paid for any such services, the Company shall reimburse the Executive for such payments within 10 days of submission to the Company of a copy of the provider’s invoice for services and evidence of payment.  Any request for reimbursement for such expenses shall be submitted no later than 30 days before the end of the third taxable year of the Executive following the taxable year of the Executive in which the separation from service occurred.

4.           MITIGATION.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other engagement or otherwise.  The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other engagement after the Executive’s termination of engagement with the Company, or any amounts which might have been earned by the Executive in other engagement had the Executive sought such other engagement.

5.           MAKE-WHOLE PAYMENTS.  If any payment or benefit to which the Executive (or any person on account of the Executive) is entitled, whether under this Agreement or otherwise, in connection with a Change in Control or the Executive’s termination of engagement (a “Payment”) constitutes a “parachute payment” within the meaning of section 280G of the Code, and as a result thereof the Executive is subject to a tax under section 4999 of the Code, or any successor thereto, (an “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Make-Whole Amount”) which is intended to make the Executive whole for such Excise Tax.  The Make-Whole Amount shall be equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clauses (i) and (ii) and this clause (iii).

(a)           For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid.  The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

(b)           All calculations under this Section 5 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns.  Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or the Executive’s tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall, at the Executive’s option, pay the Executive’s advisor directly or reimburse the Executive for reasonable fees and expenses incurred for any such verification.  Any payment or reimbursement shall be made within 10 days of submission of the service provider’s invoice to the Company, and in the case of reimbursement, evidence of payment.  Executive shall be submit a copy of the service provider’s invoice for such services to the Company within 60 days of its receipt by the Executive.

(c)           If the Executive gives written notice to the Company of any objection to the results of the Company’s calculations within 60 days of the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to independent tax counsel selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”).  The Company shall pay all fees and expenses of such Tax Counsel.  Pending such determination by Tax Counsel, the Company shall pay the Executive the Make-Whole Amount as determined by it in good faith.

The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this Section 5 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under section 1274(d) of the Code) within 10 days after such determination.

(d)           The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

(e)           If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this Section 5, the Executive agrees to contest the claim with counsel reasonably satisfactory to the Company, on request of the Company subject to the following conditions:

(i) The Executive shall notify the Company of any such claim within 10 days of becoming aware thereof.  In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim.  The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30-day period thereafter unless the Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Section 5 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.

(ii) If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; PROVIDED, HOWEVER, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts payable under this Section 5 determined as if such advance were an Excise Tax.  If directed by the Company in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; PROVIDED, HOWEVER, that the Executive may take any such action if the Executive waives in writing the Executive’s right to a payment under this Section 5 for any amounts payable in connection with such claim.  The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim.  Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company make a payment under this Section 5.  Provided that Executive is in compliance with the provisions this section, the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys’ fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.

(f)           Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Whole Amount to the Executive in a manner consistent with this Section 5 with respect to any additional Excise Tax and any assessed interest, fines, or penalties.  If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.

6.           TERMINATION DURING POTENTIAL CHANGE IN CONTROL.  If a Potential Change in Control (as defined in Section 8) occurs during the Agreement Term, and the Company terminates the Executive’s engagement for reasons other than Permanent Disability or Cause during such Potential Change in Control, the Executive shall be entitled to receive the benefits that the Executive would have received under Section 3, such benefits to be calculated based upon the Executive’s compensation prior to the actual termination of engagement but paid within 20 business days of the date of such termination.

7.           CHANGE IN CONTROL.  For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on the earliest of the following dates:

(a)           the date any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)           the date on which the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)           the date on which there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation (A) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof and (B) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(d)           the date on which the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this Agreement: “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

8.           POTENTIAL CHANGE IN CONTROL.  A “Potential Change in Control” shall exist during any period in which the circumstances described in paragraphs (a), (b), (c) or (d), below, exist (provided, however, that a Potential Change in Control shall cease to exist not later than the occurrence of a Change in Control):

(a)           The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, provided that a Potential Change in Control described in this paragraph (a) shall cease to exist upon the expiration or other termination of all such agreements;

(b)           Any Person (without regard to the exclusions set forth in subsections (i) through (iv) of such definition) publicly announces an intention to take or to consider taking actions the consummation of which would constitute a Change in Control; provided that a Potential Change in Control described in this paragraph (b) shall cease to exist upon the withdrawal of such intention, or upon a determination by the Board that there is no reasonable chance that such actions would be consummated;

(c)           Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(d)           The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control exists; provided that a Potential Change in Control described in this paragraph (d) shall cease to exist upon a determination by the Board that the reasons that gave rise to the resolution providing for the existence of a Potential Change in Control have expired or no longer exist.

9.           NONALIENATION.  The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

10.           AMENDMENT.  This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person.  So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

11.           APPLICABLE LAW.  The provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions of any state.

12.           SEVERABILITY.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

13.           WAIVER OF BREACH.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

14.           SUCCESSORS, ASSUMPTION OF CONTRACT.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.  This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company.  However, to the extent that rights or benefits under this Agreement otherwise survive the Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent and distribution; provided that the Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits.

15.           NOTICES.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below.  Such notices, demands, claims and other communications shall be deemed given:

(a)           in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)           in the case of certified or registered U.S.  mail, five days after deposit in the U.S.  mail; or

(c)           in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.  Communications that are to be delivered by the U.S.  mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

Capital Gold Corporation
76 Beaver Street
14th Floor
New York, NY 10005

with a copy (which shall not constitute notice) to:

Chief Financial Officer
Capital Gold Corporation
76 Beaver Street
14th Floor
New York, NY 10005

or to the Executive:

Christopher M. Chipman

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

16.           LEGAL AND ENFORCEMENT COSTS.  The provisions of this Section 16 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcing any and all rights under this Agreement or any other compensation plan maintained by the Company:

(a)           The Executive shall be entitled to recover from the Company reasonable attorneys’ fees, costs and expenses incurred in connection with such enforcement or defense.

(b)           Payments required under this Section 16 shall be made by the Company to the Executive (or directly to the Executive’s attorney) promptly following submission to the Company of appropriate documentation evidencing the incurrence of such attorneys’ fees, costs, and expenses.

(c)           The Executive shall be entitled to select legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this Section 16 be reasonable.

(d)           The Executive’s rights to payments under this Section 16 shall not be affected by the final outcome of any dispute with the Company.

17.           SURVIVAL OF AGREEMENT.  Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s engagement with the Company.

18.           ENTIRE AGREEMENT.  Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous agreements, between the parties relating to the subject matter hereof; provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the subsidiaries.

19.           COUNTERPARTS.  This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed on this 21st day of January, 2009, all as of the Effective Date.

/s/ Christopher M. Chipman

Christopher M. Chipman

CAPITAL GOLD CORPORATION

By:  /s/ Gifford A. Dieterle

Gifford A.  Dieterle, President

ATTEST:

/s/ Jeffrey W. Pritchard

Jeffrey W. Pritchard,
Executive Vice President